Exhibit 99.1

                     CAPITAL ALLIANCE INCOME TRUST ANNOUNCES
                             DIRECTOR'S RESIGNATION


SAN FRANCISCO - (BUSINESS WIRE) - August 17, 2007 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a real estate investment trust ("REIT"), announced that H. Thomas Fehn has resigned from its Board of Directors. Mr. Fehn noted that no disagreements existed with CAIT's Board of Directors or its management.

CAIT will promptly address the need for a replacement independent director to join its Board of Directors. CAIT's Board is now comprised of three non-independent directors and two independent directors. As an AMEX small business company, CAIT is required to maintain at least an equal number of independent directors.

CAIT is a specialty residential lender, which primarily invests in high yielding mortgage loans located in California. Historically, only residential loans with a combined loan-to-value of 75% or less are accepted for investment.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact: Capital Alliance Income Trust
         Gregory Bronshvag, Vice President and Corporate Secretary
         (415) 288-9595   gbronshvag@caitreit.com
         www.caitreit.com